Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-159454

PROSPECTUS SUPPLEMENT DATED JANUARY 28, 2010
(To Prospectus Supplement dated May 27, 2009, as supplemented by
Prospectus Supplement dated November 25, 2009, and Prospectus dated May 22, 2009)

$70,000,000

Common Shares without par value

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Securities and Exchange Commission on May 22, 2009, as part of our Registration Statement on Form S-3ASR (File No. 333-159454), and the prospectus supplement dated May 27, 2009, as supplemented by the prospectus supplement dated November 25, 2009 (the “prior prospectus supplements”).

This prospectus supplement, together with the prior prospectus supplements and the prospectus, relate to the offer and sale of our common shares, without par value, having aggregate sales proceeds of up to $70,000,000 from time to time through Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), as our sales agent (the “At-the-Market Offering Program”), provided that in no event may the aggregate number of common shares so offered and sold exceed 1,050,000.

Pursuant to the prospectus supplement dated May 27, 2009, the prospectus and a distribution agreement dated May 27, 2009, during the period from May 27, 2009 through September 30, 2009, we sold 288,272 of our common shares at market prices through Sandler O’Neill. Our gross proceeds from such sales were $17.5 million, and the aggregate compensation paid to Sandler O’Neill was $0.5 million. Our aggregate net proceeds from such sales were approximately $16.7 million, after deducting compensation to Sandler O’Neill as sales agent and legal and accounting fees. We suspended the At-the-Market Offering Program from October 1, 2009 through November 24, 2009. On November 25, 2009, we entered into an amendment to the distribution agreement with Sandler O’Neill, the sole purpose of which was to adjust the compensation to be paid to Sandler O’Neill for any common shares sold through it as sales agent under the distribution agreement, as amended, on or after November 25, 2009. No common shares were sold under the At-the-Market Offering Program on or after November 25, 2009.

On January 27, 2010, we terminated the distribution agreement, as amended, with Sandler O’Neill and no further common shares will be offered or sold under the At-the-Market Offering Program.

Our common shares are listed on NYSE Amex under the symbol “PRK”. On January 27, 2010, the closing price for our common shares was $58.20.

Neither the Securities and Exchange Commission, nor any state securities commission nor any bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the prospectus supplement dated November 25, 2009, the prospectus supplement dated May 27, 2009 or the prospectus dated May 22, 2009. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental or regulatory agency or instrumentality.

The date of this prospectus supplement is January 28, 2010.